UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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NEW FRONTIER CORPORATION

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NEW FRONTIER CORPORATION
23rd Floor, 299 QRC
287-299 Queen’s Road Central
Hong Kong

SUPPLEMENT NO. 1 DATED DECEMBER 5, 2019
TO

PROXY STATEMENT DATED NOVEMBER 27, 2019

The following supplements the definitive proxy statement dated November 27, 2019 (the “Proxy Statement”) related to the business combination between the Company and UFH, and should be read in conjunction with the Proxy Statement and its annexes. All page references in the information provided below refer to those page numbers in the Proxy Statement and all capitalized terms used but not defined in this supplement to Proxy Statement (this “Supplement”) shall have the meanings set forth in the Proxy Statement. To the extent information in this Supplement differs from, updates or conflicts with information contained in the Proxy Statement, the information in this Supplement is the more current information.

The purpose of this Supplement is to disclose certain agreements in connection with the business combination pursuant to which certain institutions and accredited investors entered into additional subscription agreements with the Company to purchase at the closing of the business combination of up to an aggregate of 2,628,000 NFC Class A ordinary shares, at a purchase price of $10.00 per share, or up to $26,280,000 in the aggregate, on the terms and conditions described below.

As a result of the foregoing, the Company may issue up to an aggregate of approximately 73,776,186 NFC Class A ordinary shares, for gross proceeds of up to approximately $737,761,860 in the aggregate, in the Equity Offering, subject to the Company’s right to reduce the number of Class A ordinary shares to be issued thereunder by up to 25%.

Additional Subscription Agreements

Since the date of the Proxy Statement, the Company has entered into additional subscription agreements (the “Additional Subscription Agreements”) with certain institutions and accredited investors (the “Investors”), pursuant to which such Investors have agreed to purchase in a private placement an aggregate of up to 2,628,000 additional NFC Class A ordinary shares, at a purchase price of $10.00 per share, or up to an additional $26,280,000 in the aggregate, subject to the Company’s right to reduce the number of Class A ordinary shares to be issued thereunder by up to 25%. The Additional Subscription Agreements contain similar terms as the Subscription Agreements described in the Proxy Statement.

As a result of the Additional Subscription Agreements and taken together with the Subscriptions Agreements disclosed in the Proxy Statement, the maximum aggregate number of NFC Class A ordinary shares to be sold by the Company in the Equity Offering is approximately 73,776,186, for an aggregate purchase price of up to approximately $737,761,860.

The foregoing updates the disclosures in the section entitled “The Business Combination Proposal — Related Agreements — Subscription Agreements” starting on page 114 as well as any other applicable section of the Proxy Statement.

The Share Issuance Proposal

As described in the Proxy Statement, the Company’s shareholders will be asked to consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal is approved and adopted, for the purposes of complying with the applicable listing rules of The New York Stock Exchange (the “NYSE”), the issuance by NFC of  (i) 19,000,000 NFC Class A ordinary shares to certain accredited investors (the “anchor investors”) pursuant to forward purchase agreements entered into in connection with NFC’s initial public offering (the “Forward Purchase Agreements”), (ii) up to 71,148,186 NFC Class A ordinary shares, subject to adjustment by NFC as discussed herein, to certain accredited investors (the “PIPE Investors”) pursuant to certain subscription agreements (the “Subscription Agreements”) entered into in connection with the Closing (the “Equity Financing”), (iii) an aggregate of up to approximately 16,379,362 NFH ordinary shares to certain Sellers and members of UFH Management in connection with the business combination (excluding an aggregate of approximately 716,200 NFH ordinary shares underlying the NFH options and NFH RSUs that are expected to be issued to certain members of UFH Management in respect of their outstanding options and RSUs of Healthy Harmony), (iv) an aggregate of 225,000 NFC Class B ordinary shares to an anchor investor and New Frontier Public Holding Ltd., a Cayman Islands exempted company (the “Sponsor”), in connection with the increase in NFC’s commitments under the Forward Purchase Agreements from $181,000,000 to $190,000,000 on June 29, 2018 in connection with NFC's initial public offering, and (v) 4,750,000 forward purchase warrants (as defined herein) to the anchor investors pursuant to the Forward Purchase Agreements (we refer to this as the “Share Issuance Proposal”).

In addition to the share issuances disclosed in the Proxy Statement, an aggregate of up to 2,628,000 additional NFC Class A ordinary shares will be issued pursuant to the Additional Subscription Agreements described above. Accordingly, we are also seeking shareholder approval of the issuance of such additional shares.

The foregoing updates the disclosures in the section entitled “The Share Issuance Proposal” on pages 155-156 as well as any other applicable section of the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.